AMENDMENT TO
                       STANDARD FORM OF AGREEMENT BETWEEN
                            OWNER AND DESIGN/BUILDER

                        DESIGN AND CONSTRUCTION AGREEMENT

This agreement amends (the "Amendment") the DESIGN AND CONSTRUCTION AGREEMENT entitled "LG01" entered into between Covol Technologies, Inc. (the "Owner') and Lockwood Greene Engineers, Inc., (the "Design/Builder") on December 28, 1995.

1. All references within the Agreement to the Work, Scope of Work, Project or services to be provided by the Design/Builder (including but not limited to all references to "construction") are amended so as to be consistent with the amended Scope of Work described in Paragraph 19 of this Amendment. The Design/Builder shall not be responsible for and shall not provide, warrant, or indemnify the Owner for any materials, equipment or services which are part of the Owner's responsibilities defined in Paragraph 19 of this Amendment, except to the extent that Design/Builder has specific responsibilities for such items in Paragraph 19 of this Amendment.

2. Article 1.1.2 is amended to read as follows: "The Project is the total design and construction for which the Design/Builder is responsible under the Agreement, including all professional design services and site management. All labor, materials and equipment used or incorporated in such design and construction shall be the responsibility of the Owner."

3. The following is inserted as Article 1.1.5: "The Design/Builder shall act as Agent for the Owner in all dealings with the Vendor(s), Supplier(s) and Contract(s) under this agreement with respect to the Work. All contracts with the Vendor(s), Supplier(s) and Contractor(s) shall be with the Owner and not the Design/Builder. Prior to making any financial commitments, the Design/Builder shall obtain the Owner's written approval except within the scope of the Project where time constraints make advance approval impractical or in cases of extreme emergencies which might involve life or property damage. The Design/ Builder will immediately notify the Owner of such orders or commitments (within five days). Owner and Design/Builder shall execute a separate Limited Agency Agreement to define the terms and conditions of this agency relationship. This Limited Agency Agreement is attached as Exhibit D."

4. Article 2.1.1 is amended to read as follows: "Design services shall he performed by qualified architects, engineers and other professionals selected and paid by the Design/Builder. The professional obligations of such persons shall be undertaken and performed in the interest of the Design/Builder. The Design/Builder shall negotiate and prepare the contract documents between the Owner and such contractors and suppliers. The Design/Builder shall retain control and management of the contractors and suppliers. Payments to construction contractors and suppliers shall be made by the Owner upon Design/Builder's approval.

5. Article 2.2.4 is amended to read as follows: "Unless otherwise provided in the Contract Documents, the Design/Builder shall provide or cause to be provided and shall pay for design services and construction management. All labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation and other facilities and services necessary for proper execution and completion of the Work, whether temporary or permanent and whether or not incorporated or to be incorporated in the Work will be paid for by the Owner."


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6.       Article 2.2.8 is amended to state that the Design/Builder shall  advise the Owner as to work which does not conform to the Construction Documents.

7.       Articles  2.2.9, 2.2.10, 2.2.12, 2.2.14, 2.2.16, 4.5, 5.1.7, 5.1.8  and
         5.1.9 are deleted.

8. Article 3.3 is amended to state that Owner will pay all the listed fees.

9. Article 4.1 is amended to replace "construction" with "construction management."

10.      Article  4.3  is   replaced   in   its  entirety  with  the  following:
         "Design/Builder will perform its services in a timely and efficient manner."

11. Article 5.1.4 is amended to provide that Owner shall pay each contractor and supplier directly.

12. Article 5.2.1 is amended to specify that Design/Builder's final payment shall not be delayed due to causes within Owner's responsibilities.

13. Article 6 is amended to make Owner responsible for all safety issues relating to the aspects of the Project which are under the control of Owner. All subcontractors will be required to name Owner and Design/Builder as additional insureds. Substitute "Owner" for Design/Builder in all Article 6.4.

14. Article 7.5.1 is amended to read as follows: "The Design/Builder shall require a surety bond from each of the subcontractors for the full amount of the respective subcontract covering the faithful performance of such subcontractor and the payment of all obligations arising thereunder."

15. Article 7.6.1 is amended to read as follows: "The Design Builder shall provide a Professional Liability Insurance Policy for a maximum amount of $10,000,000 aggregate.

16. Article 13.2.5 is amended to specify a fixed fee of $500,000, consisting of a cash payment of $100,000 and an equity position of $400,000 in one of Owners other projects.

17.      Articles 13.3.1 and 13.3.2 are deleted.

18. Article 9.1 is amended to replace "correct Work rejected by the Owner or" with "immediately advise Owner (within five days) of Work."

19.      The Basic  Services and Scope of Work as described in Articles 14.1 and
         14.2 of the Agreement are amended to change some responsibilities from the Design/Builder to the Owner, and Article 14 is amended to read as follows:

         14.1 Scope of Work

         14.1.1 The Design/Builder shall provide all professional engineering services, materials, labor, and equipment associated with the design and construction at a Coal Fine Agglomeration Facility to be constructed at a site to be designated by the Owner.

         14.1.2 The Facility will be rated at an average capacity of 50 tons per hour of finished product at a moisture content of no more than 10 per

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         cent (10%). The Facility will have an annual rated capacity to allow it to produce 360,000 tons annually at 7,200 hours per year of operation.

         14.1.3 The Facility will utilize the approximately 5,000,000 tons currently located in Carbon County, Utah. The coal fines are generally at 15% moisture, 14% ash, 0.5% sulphur, 30% volatile matter, and 12,500 Btu's per pound. All percentages are based on dry ash free basis.

         14.1.4 The Facility process flow diagram is attached and consists of the following key equipment components:

                  1 ea Rubber Tire Wheel Loaders;
                  1 ea Coal Feed Bins;
                  1 ea Portable Power Screen;
                  1 ea Metal Detection and Removal System
                  1 ea Continuous Mixing System capable of mixing the dry coal fines with 4 to 6 per cent binder;
                  1 ea Binder/Water/Acid Distribution System including moisture detections, piping, values, pumps, and automated controls;
                  1 ea Binder Production & Storage Facility with freeze
                    protection system (off-site);
                  1 ea Coal Extruding System with vacuum system and support
                    equipment;
                  1 ea Material  Handling  System with belt  conveyors  and bulk recovery equipment to Radial Stacker capable of storing 15,000 tons of finished product;
                  1 ea Finish Drying Ovens  capable of removing 10% moisture;
                  1 ea Dust Collection System;
                  1 ea Facility  Electrical  Controls including motor control center, Facility automation controls, instrumentation, and control room;
                  1 ea Truck Weigh Station;
                  1 ea Fire Protection System;
                  1 ea Metal building to cover the extrusion equipment and
                    dryers;
                  1 ea Portable Trailer for plant office and laboratory;
                  1 ea. Office and laboratory equipment.

The other major equipment package would be provided from companies that specialize in the manufacture of clay extruding equipment and large material drying systems. J.C. Steel and Sons, Statesville, North Carolina has assisted Owner in the development of the technology.

The Owner will be responsible for the site survey, soils investigation, utilities to project site and process design.

14.1.5 The site location will be at RailCo Coal terminal, Carbon County, Utah. Any site demolition work, construction of utility above normal service extensions and connections, and major earthwork required will be added through Change Orders.

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14.1.6  All  utilities,  including  fuel,  electricity  and  water,  will be the responsibility of the Owner.

14.1.7 The Owner will obtain all environmental permitting such as air/water quality permits and coal-related permitting. The Design/Builder will assist in the coordination of engineering and construction-related permitting with local governmental entities.

14.1.S The Design/Builder will assist Owner in developing Operation and Maintenance Manuals, Spare Part Lists and other plant-related documents. The Design/Builder shall also provide start-up assistance and operational training for the first month of plant operation.

14.2 Performance Demonstration and Training

14.2.1 The Design/Builder shall design the Facility to allow for production of finished product at a rate of 50 tons per hour at ten per cent (10%) moisture. The Design/Builder will secure guarantees from the extruder manufacturer at 50 tons per hour at 10% moisture to protect the interests of the Owner. The Owner is responsible for commissioning, operating, and maintaining the Facility. The Design/Builder will furnish start-up assistance and operational assistance. The Owner and Design/Builder will mutually develop an acceptable performance demonstration and training program within ninety (90) days of mechanical completion.

14.2.2 Owner will be responsible for guarantees to the performance of the finished product such as durability, Btu value, ash content and grindability.

14.2.3 (Deleted)

14.3 Project Meetings

14.3.1 Owner will hold frequent Project Meetings on a regularly scheduled basis for the purpose of ensuring orderly and expeditious completion of the Work. Such meetings will include Design/Builder's Project Manager and responsible representatives or Subcontractors, and when desirable, Vendors or Suppliers.

14.3.2 At these meetings, schedule and progress shall be reviewed, work activities and administrative procedures coordinated, problem areas identified and corrective actions initiated, pending changes discussed, and safety activities reported. Any other pertinent or timely subjects should be included on the meeting agenda.

14.3.3 Minutes of each meeting shall be promptly issued by Design/Builder to all attendees and/or designated persons.

14.4 Design/Builder shall, in addition to other information required by the Contract Documents, provide, in a format acceptable to Owner, the following reports, compiled separately for each facility, and cumulatively: Project Procedures Manual; Monthly Progress Report (will include procurement status report and schedule updates).

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20.      If there are any conflicts between the  Agreement and  this  Amendment, the provisions of this Amendment shall control.

This Amendment entered into this 16 day of Sept., 1996.

OWNER                                                DESIGN/BUILDER
By: /s/ Michael Midgley                              By: /s/ H. David Rosamond
Its:  President                                      Its:  Sr. Vice President